Exhibit 10.E.10

EMPLOYMENT AGREEMENT

               This EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into by and between OPTICON SYSTEMS, INC., and its Subsidiaries, (the “Company”), and Paul J. Aiello (“CEO/Employee”) effective as of October 19, 2009 (“Start Date”).

RECITAL

              The Company desires to employ Employee, and Employee is willing to accept employment by the Company, in each case on the terms and subject to the conditions set forth in this Agreement.

              NOW, THEREFORE, the parties hereto hereby agree as follows:

AGREEMENT

1.  Position and Duties.

1.1. a. Position. During the term of this Agreement, Employee agrees to be employed by and to serve the Company as Chief Executive Officer (CEO);reporting directly to the Chairman and the Board of Directors. You will also serve as President of all wholly owned subsidiaries, until such time that the Board of Directors considers it appropriate to segregate that position. You will also be appointed to the Board of Directors.

The CEO’s principal place of business with respect to his services to the Company shall be St. Petersburg, FL, provided that Employee agrees to undertake such travel as may be required in the performance of his duties.

1.1. b. Duties. As the Company’s Senior Executive, the CEO is responsible for the strategic and financial growth of the Company, and to provide leadership, innovation, creativity, and direction to its future. The fundamental goals of the CEO at this stage of the Company’s development are to:

▪	Consistently improve shareholder value;

▪	secure revenue, capital and funding;

▪	to optimize assets and control expenses; and

▪	to define the Company’s fiscal and growth initiatives.

The CEO will develop a pipeline of consistent funding sources by establishing robust relationships within the financial community, including private, retail, institutional and venture investors, It is the CEO’s responsibility to ensure that the Company has the resources required to successfully execute its plans through investments, revenue generation, government grant funding, debt financing, strategic alliances and other means as deemed appropriate.

The CEO and Management Team (MT) will develop a comprehensive business plan that sets the course for the Company’s growth, a strategic plan that defines the Company’s short, intermediate, and long-term goals, and prioritized marketing plans for each of the core initiatives required to achieve critical milestones.  These plans will include target metrics for revenue, profitability, margins, and EBITDA.

The CEO/MT will develop strategies to generate short term share appreciation balanced with one, two and three year plans for increased corporate valuation through significant market penetration of target segments, recurring revenue streams, retention and revenue expansion within customer base, strategic global alliances, alternate distribution channels, acquisitions, mergers, and sale or spinoff of products, services, technologies, and subsidiaries.

The CEO/MT will implement an investor relations and industry marketing communications plan that articulates the Company’s growth strategies and resulting achievements to the business and financial community, industry analysts, and international media,

The CEO will enhance the Company’s management team through talent acquisition in marketing, sales, product development and operations.  The CEO’s leadership will foster a corporate culture defined by the Company’s business principles, strategic mission and value propositions, that will improve the image and value of the Company and enrich the work life of its employees.

The CEO will oversee the creation of:

▪	a comprehensive publicly-traded company policy manual that clearly defines the Company’s policies and procedures in terms of its compliance with federal and state laws;

▪	an Employee Incentive Plan to reward contributions to the Company

▪	a Performance Appraisal Plan to clearly articulate the expectations for performance, to define extraordinary achievement metrics, and to encourage the exploration of each individual’s potential;

▪	a benefits plan that will serve to attract and retain superior talent;

▪
a reporting process for each member of the Management Team that establishes accountability, uniformly defines activities and status of core initiatives, identifies potential opportunities and obstacles, and monitors progress toward goals

1.2. Supervision and Direction.  The CEO shall carry out his duties under the direction of and shall report to the Chairman of the Board (Chairman) of the Company in accordance with the Company’s policies, rules and procedures in force at the time.  Employee agrees to support the efforts of all Company employees and understands that achievement of the overall goals of the Company will require Employee to contribute to initiatives not defined in Employee’s Position Profile.  Such contributions of effort will be attributed in Employee’s Performance Appraisal.

1.3. Time Required.  Employee shall devote his full time, attention, skill and efforts to his tasks and duties hereunder to the affairs of the Company.  Without the prior written consent of the Company, Employee shall not provide services for compensation to any other person or business entity during the Term of his employment by the Company, as defined in paragraph 2.1, unless approved by the Board of Directors, provided, that investing in the public stock market and other private investments such as real estate, shall not be deemed “business activity” for purposes of this Section.  As a member of the Management Team, Employee is expected to contribute to the internal development of the Company, and will perform his duties primarily in the offices of the Company, except when traveling on Company approved business.

 2.  Term of Employment, Termination.

2.1. Term.  The term of employment under this Agreement (the “Term”) shall begin on Start Date and shall continue through three calendar years after the Start Date (the last day of such three-year period being the “Expiration Date”), unless earlier terminated in accordance with Article 2 or extended pursuant to the following sentence.  Unless written notice is given by the Company or by Employee to the other at least ninety days prior to the Expiration Date (or any later date to which the Term shall have been extended in accordance with this Section 2.1) advising that the one giving such notice does not desire to extend or further extend this Agreement, the Term shall automatically be extended for additional, successive one-year periods without further action of either the Company or Employee.

2.2. Termination for Cause.  Termination for Cause (as defined in Section 2.7(a) below) may be effected by the Company at any time during the Term of this Agreement and shall be effected following approval by the Board of Directors by written notification to Employee from the President, stating the reason for termination.  Such termination shall be effective immediately upon the giving of such notice, unless the Board of Directors shall otherwise determine.  Upon Termination for Cause, Employee shall be paid all accrued salary, vested stock and stock options as referenced in Section 3.2, any benefits under any plans of the Company in which Employee is a participant to the full extent of Employee’s rights under such plans, accrued vacation pay and any appropriate business expenses incurred by Employee in connection with his duties hereunder prior to such termination, all to the date of termination, but Employee shall not be entitled to any other compensation or reimbursement of any kind, including without limitation, severance compensation.

2.3. Voluntary Termination.  In the event of a Voluntary Termination (as defined in Section 2.7.b. below), the Company shall pay to Employee all accrued salary, vested stock and stock options as referenced in Section 3.2, bonus compensation to the extent earned, any benefits under any plans of the Company in which Employee is a participant to the full extent of Employee’s rights under such plans, accrued vacation pay and any appropriate business expenses incurred by Employee in connection with his duties hereunder, all to the date of termination, but no other compensation or reimbursement of any kind, including without limitation, severance compensation.  Employee may affect a Voluntary Termination by giving sixty days’ prior written notice of such termination to the Company.

2.4. Termination by Death.  In the event of Employee’s death during the Term of this Agreement, Employee’s employment shall be deemed to have terminated as of the last day of the month during which his death occurs and the Company shall pay to his estate or such beneficiaries, as Employee may from time to time designate, all accrued salary, vested stock and stock options as referenced in Section 3.2, any benefits under any plans of the Company in which Employee is a participant to the full extent of Employee’s rights under such plans, accrued vacation pay and any appropriate business expenses incurred by Employee in connection with his duties hereunder, all to the date of termination.  Employee’s estate shall be paid additional compensation, including a pro rata computation of all partially vested compensation, calculated on a per week basis, from the first date of the current vesting period until the last date the employee reported to work.

2.5. a. Termination by Reason of Disability.  If, during the Term of this Agreement, a physician selected by the Company certifies that Employee has become physically or mentally incapacitated or unable to perform his full-time duties under this Agreement, and that such incapacity has continued for a period of 180 calendar days within any period of 365 consecutive days, the Company shall have the right to terminate Employee’s employment hereunder by written notification to Employee, and such termination shall be effective on the seventh day following the giving of such notice (“Termination by Reason of Disability”). Should the Employee's physician and the physician selected by the company not agree on the diagnosis, an independent 3rd physician selected by the first two physicians will be consulted to make the final determination. In such event, the Company will pay to Employee all accrued salary, vested stock and stock options as referenced in Section 3.2, any benefits under any plans of the Company in which Employee is a participant to the full extent of Employee’s rights under such plans, accrued vacation pay, any appropriate business expenses incurred by Employee in connection with his duties hereunder, all to the date of termination, and all severance compensation required under Section 4.1.  Employee shall be paid additional compensation, including a pro rata computation of all partially vested compensation, calculated on a per week basis, from the first date of the current vesting period until the last date the employee reported to work.

b. In the event of a Termination by Reason of Disability, upon the termination of the disability, the Company will use its best efforts to reemploy Employee, provided that such reemployment need not be in the same capacity or at the same salary or benefits level as in effect prior to the Termination by Reason of Disability, and compensation paid for a partial vesting period will not be eligible toward future vesting opportunity.

2.6. Employee’s Obligation Upon Termination.  Upon the Termination of Employee’s employment for any reason, Employee shall immediately return to the Company all personal property and proprietary information in Employee’s possession belonging to the Company.  Unless and until Employee has complied with this Section (which shall be determined by the Company’s standard termination and check-out procedures), the Company shall have no obligation to make any payment of any kind to Employee hereunder.

2.7. Definitions.  For purposes of this Agreement the following terms shall have the following meanings:

(a).  “Termination for Cause” shall mean termination by the Company of Employee’s employment by the Company by reason of:

   (i)  Employee’s willful dishonesty towards, fraud upon, or deliberate injury or attempted injury to, or breach of fiduciary duty to, the Company;

   (ii)  Employee’s material breach of this Agreement, including any Exhibit hereto, or any other agreement to which Employee and the Company are parties;

   (iii)  Employee’s use or possession of illegal drugs at any time, illegal use of prescription drugs during working hours or on Company property or Employee reporting to work (which includes activities away from Company offices) under the influence of illegal drugs, above the legal limit of alcohol or illegal use of prescription drugs;

   (iv)  Conduct by Employee, whether or not in connection with the performance of the duties contemplated hereunder, that would result in serious prejudice to the interests of or material embarrassment to the Company if Employee were to continue to be employed, including, without limitation, the conviction of a felony or a good faith determination by the Board of Directors that Employee has committed acts involving moral turpitude;

   (v)  Any material violation of any written rule, regulation or policy of the Company by Employee or Employee’s failure to follow reasonable instructions or directions of the Chairman and the Board of directors of the Company (as it relates to the Employee’s written job description) or any policy, rule or procedure of the Company in force from time to time; provided, that Employee shall have fifteen days to cure such violation upon written notice of his violation described in reasonable detail.  Any changes to Company policies, rules and procedures must be provided to Employee in writing ten days prior to the changes becoming effective.

(b).  “Voluntary Termination” shall mean termination by Employee of Employee’s employment other than (i) Termination by Reason of Disability and (ii) Termination by reason of Employee’s Death.

3.  Salary, Bonus, and Benefits Compensation.

3.1. Base Salary As compensation for the services to be rendered by Employee to the Company as provided in Section 1 and subject to the terms and conditions of Section 2, the Company agrees to pay to Employee $14,000.00 per month; $10,000.00 is to be paid in S8 Shares of Company stock (unless there is a change in SEC rules which modifies or alters the Company's ability to issue S8 shares for compensation), and $4,000.00 will be deferred compensation in PowerCon.

a.  The Company also agrees that Employee, per this Agreement, must receive a “net” of $10,000.00 per month as a result of selling the monthly allocation of Company S8 stock, or the Company will allocate additional shares until the minimum net of $10,000.00 per month is payable to Employee. Should a situation arise, where there is no market for shares in OptiCon whatsoever and said shares are unable to be converted to cash, the Company shall replace these unmarketable shares with cash compensation equal to the value intended.

b. Amounts deferred will be paid upon receipt of Company’s funding of its PowerCon Systems, Inc. Subsidiary in the amount of $250,000 or greater. Employee agrees that deferred compensation, $4,000 per month, will be deferred compensation for the first 90 days. If Company is unable to secure investment capital, debt financing, grant funding, or revenue by December 31, 2009, it may be necessary to extend the deferred compensation or a portion of it for an additional number of days.  If at that time the employee no longer wishes to continue in this manner, the initial deferred compensation will be paid in S8 Company stock.

3.2 Share Compensation. The Employee Incentive Plan, (EIP) will define bonuses to be paid for the achievement of specific goals and objectives approved by the Board of Directors.  Bonus compensation may be in cash, common stock, stock options, stock grants and other elements of participation at the discretion of the Board of Directors.   The  Board has approved the following:

a. Employee is eligible to receive 750,000 shares of stock in the Company’s wholly-owned Subsidiary, PowerCon Systems, Inc., (PCS) by achievement of goals and objectives defined in his PMP, established by the Chairman approved by the Board of Directors.  Annually on the anniversary of his Start Date, 250,000 of these restricted shares will be eligible to vest, based on Employee’s percentage of accomplishment of his approved PMP goals and objectives.

b. Performance reviews will be conducted on a six-month basis.  Employee will be eligible to vest 50% of his annual stock allocation if the goals and objectives approved by the Board of Directors spanning the past six months’ performance have been achieved. Under the conditions of achievement aforementioned, vesting shall occur over the three year term, on the six (6) month anniversary dates from the Employee’s Start Date.  Should Employee miss his objectives at his six-month performance review, he shall be eligible to vest said shares upon achievement of those objectives, subject to the review of the Board of Directors.

c. Employee will receive an allocation equal to 100% of vested PCS stock, in stock options of Company stock at $.08 per share.  For every one (1) share of PCS stock earned and vested, the matching allocation of Company stock options shall be one (1) share, eligible at any point in time that PCS shares are vested.

d. Employee will also receive a sign on bonus of $10,000 payable in S8 stock within 90 days of his employment.

3.3 Bonus  The Board of Directors may establish a goal or incentive for the Company, which may include a target revenue goal, delivery of a product, consummation of a merger, asset base, etc.  Employee shall be considered for a bonus for achievement of the goals or initiatives established by the Board.

a. In support of the Company’s Strategic Goal to acquire investment capital and funding in PowerCon Systems, Inc., Employee is eligible to participate in a Bonus Incentive Program that offers incremental compensation based on the following achievement(s):

Upon successful identification, introduction, and substantial contribution to sources of funding, Employee will receive Bonus compensation equivalent to the goal achievement defined by the following guidelines:

Funding from $250,000 to $750,000 will entitle Employee to a $10,000.00 Bonus; for every incremental $250,000 received from the same source, Employee will be entitled to an additional $7,500.00 Bonus, payable upon receipt of funding. This Bonus Incentive Program is effective immediately and will remain in effect until December 31, 2010.

3.4 Additional Benefits.  During the Term of this Agreement, Employee shall be entitled to the following benefits:

 (a)  Employee Benefits.  Employee shall be included in all group insurance plans and other benefit plans and programs made available to Senior Management Employees of the Company when available. If a major medical plan will not be in place within the first 60 days of employment, and if the Employee would need to enroll in a private plan, the Company may consider reimbursing the cost of the said private plan with the approval of the Chairman and the Board of the directors.

(b)  Vacation.  In consideration for Employee’s prior work efforts for the Company, Employee is entitled to take two (2) weeks of paid vacation during the first year of employment.  One year from his Starting Date, Employee will be entitled to 4 weeks paid vacation, accrued quarterly.

(c)  Approved Absences.  Employee will notify the Chairman of necessary absence on an individual basis for legitimate reasons including, but not limited to, sick days, family emergencies, and religious holidays.

(d)  Reimbursement for Expenses.  The Company shall reimburse Employee for reasonable out-of-pocket business, travel and entertainment expenses incurred by Employee in connection with his duties under this Agreement in accordance with the Company’s reimbursement policy in effect at the time.  To receive reimbursement, the Employee must submit a written expense report, attaching receipts thereto, listing all expenses to be reimbursed, the amount of each, the business purpose or benefit of the expense and such other information as may be required to satisfy the requirements of the Internal Revenue Code for deduction of such expenses by the Company.  Reimbursement will occur within six working days of Expense Report submission.

In support of the Company’s goal of improving margins and the cost of sales, Employee agrees to contribute to the Company’s financial viability by managing all expenditures with a P&L perspective, which will be defined in Employee’s PMP.

(e)  Allowances.  The Company shall pay to or for the benefit of Employee allowances for parking, telephone, computers, and other necessities for the conduct of business, at the discretion and approval of the Board of Directors.

4. Other Agreements.

4.1. Severance Compensation. In the event that Employee is terminated without cause, the Employee will receive an allocation of stock commensurate with their contributions to Company, as determined by their prior Performance Appraisal, based on the achievement of their Objectives.  If the Employee is terminated without cause, has achieved their Objectives, and has been employed full-time with the Company:

a. for a period of up to 6 months, Employee will receive 1/6 of their total stock allocation;

b. for a period of 6 to 12 months, Employee will receive 1/3 of their total stock allocation;

c. for a period of 12 to 18 months, Employee will receive 1/2 of their total stock allocation;

d. for a period of 18-24 months, Employee will receive 2/3 of their total stock allocation;

e. for a period of 24-30 months, Employee will receive 5/6 of their total stock allocation;

f. for a period beyond 30 months, Employee will receive 100% of their total stock allocation.

g. In appreciation for their contribution to the start-up efforts of the Company, Employee will receive Company S8 stock, equivalent to six months base salary.

h. Employee will receive an additional allocation of Company S8 shares of stock, equal to 50% of vested PCS stock.

i. In the event of a Termination without Cause, Exhibit B, the Non-Solicitation and Non-Competition Agreement shall be deemed to be no longer in force.

4.2 Employee agrees that to induce the Company to enter into this Agreement, he has concurrently executed and delivered to the Company (a) an Employee Non-Disclosure Agreement and Proprietary Rights Assignment dated as of event date herewith, in the form of Exhibit A hereto, and (b) a Non-Solicitation and Non-Competition Agreement dated as of even date herewith, in the form of Exhibit B hereto.  Employee hereby covenants and agrees to fully abide by each and every term of such agreements, and agrees and understands that a breach or violation by Employee of any provision of any provision of either of such agreements shall constitute grounds for Termination for Cause, and that no such termination shall limit or affect any other rights and remedies of the Company arising out of or in connection with any such breach or violation.  The covenants on the part of Employee contained in such agreements shall survive termination of this Agreement, regardless of the reason for such termination, unless specifically excluded by this Agreement. Employee hereby represents and acknowledges that the Company is relying on the covenants contained in such agreements in entering into this Agreement, and that the terms and conditions of the covenants contained in such agreements are fair and reasonable.

 5.  Miscellaneous.

 5.1. Waiver.  The waiver of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or other provision hereof.

 5.2. Entire Agreement; Modifications.  This Agreement represents the entire understanding among the parties with respect to the subject matter hereof, and this Agreement supersedes any and all prior understandings, agreements, plans and negotiations, whether written or oral with respect to the subject matter hereof including without limitation, any understandings, agreements or obligations respecting any past or future compensation, bonuses, reimbursements or other payments to Employee from the Company.  All modifications to this Agreement must be in writing and signed by both parties hereto.

 5.3. Notices.  All notices and other communications under this Agreement shall be in writing and shall be given by first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three (3) days after mailing to the respective persons named below:

If to the Company:

OptiCon Systems Inc., 449 Central Avenue, St. Petersburg, FL  33701

Attn: Sam Talari, Chairman of the Board

If to Employee:

PAUL  J. AIELLO, 7282 Bryce Point, Pinellas Park, FL  33782

Any party may change such party’s address for notices by notice duly given pursuant to this Section.

 5.4. Headings.  The Section headings herein are intended for reference and shall not by themselves determine the construction or interpretation of this Agreement.

 5.5. Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

 5.6. Severability.  Should a court or other body of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, and all other provisions of this Agreement shall be deemed valid and enforceable to the extent possible.

 5.7. Benefits of Agreement.  The provisions of this Agreement shall be binding upon and inure to the benefit of the executors, administrators, heirs, successors and assigns of the parties; provided, however, that except as herein expressly provided, this Agreement shall not be assignable either by the Company (except to an affiliate of the Company) or by Employee.

 5.8. Counterparts.  This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same Agreement.

 5.9. Withholdings.  All compensation and benefits to Employee hereunder shall be subject to all applicable federal, state, local and other withholdings and similar taxes and other payments required by applicable law.

 5.10. Remedies.  All rights and remedies of the Company and of the Employee hereunder shall be cumulative and the exercise of any right or remedy shall not preclude the exercise of another.

 5.11. Interpretation Review.  Counsel in the negotiation and execution of this Agreement has represented both parties to this Agreement, and no inference shall be drawn against the drafting party.  Employee acknowledges that he has in fact reviewed and discussed this Agreement with his counsel and that he understands and assents to the terms hereof.

 5.12. Mediation. The parties agree to submit any dispute (other than any action by the Company seeking an injunction or equitable relief under the Employee Non-Disclosure Agreement and Proprietary Rights Assignment or the Non-Solicitation and Non-Competition Agreement executed by the Employee, as amended from time to time) to mediation by a certified mediator, prior to the filing of any litigation. In the event of litigation relating to the subject matter of this Agreement, the non-prevailing party shall reimburse the prevailing party for all reasonable attorney fees and costs resulting therefrom.

[Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement presented on October 2, 2009,

By:

_/s/ Sam Talari________________

Sam Talari,
Chairman, OPTICON SYSTEMS, INC.

Accepted and Agreed To By:

/s/ Paul J. Aiello	October 2, 2009
Paul J. Aiello	Date

Exhibit “A”

 EMPLOYEE NON-DISCLOSURE AGREEMENT

AND PROPRIETARY RIGHTS ASSIGNMENT

              In return for new or continued employment by OptiCon Systems, Inc., and its Subsidiaries,  (“Company “), the undersigned, PAUL AIELLO  (“Employee”) agrees as follows:

               1.  I agree during the Term of my employment to promptly disclose and describe to the Company all ideas, inventions, improvements, discoveries, enhancements, modifications, technical developments, and works of authorship (including all writings, computer programs, software and firmware), whether or not patentable or copyrightable, and whether in oral, written, or in machine readable form, which relate to or may be deemed to be useful to the Company’s business as presently conducted or as it may be conducted in the future, which are conceived, reduced to practice, or authored by me, solely or jointly with others, at any future time within the scope of my employment or with the use of the Company’s time, material, facilities or funds (the “Work Product”).

               2.  I hereby assign to the Company my entire right to all of the Work Product and agree that the Work Product is and will be the sole and exclusive property of the Company.  I will not, however, be required to assign to the Company any invention that I developed entirely on my own time without using the Company’s funds, equipment, materials or facilities, unless such invention either:  (i) relates to the Company’s business or actual or demonstrably anticipated research or development of the Company, or (ii) results from or is related to or suggested by any Company research, development or other activities, including without limitation any work performed by me for the Company.  I agree to take any acts and to execute any documents that the Company reasonably requests in order to evidence any assignment that I am required to make under this paragraph.  Except for any written agreement between the Company, and me I will not be entitled to any royalty, commission, or other payment or license or right with respect to the Work Product except as specifically agreed to in this agreement.

               3.  No Work Product will be made available by me to others during or following the term of my employment unless the Company consents in writing except as specifically agreed to in this agreement.

               4.  I hereby grant and agree to grant to the Company the right to obtain, for its benefit and in its name, patents and patent applications (including without limitation original, continuation, reissue, utility and design patents, patents of addition, confirmation patents, registration patents, utility models, etc., and all other types of patents and the like, and all renewals and extensions of any of them) for the Work Product in all countries.

5.  Both during and after the term of my employment, I will maintain in confidence, and will not disclosure or use or retain for my benefit or the benefit of anyone other than the Company any secret, proprietary or confidential information or trade secrets or know-how belonging to or in the possession of the Company (the “Proprietary Information”), except to the extent required to perform my assigned duties on behalf of the Company in my capacity as an Employee of the Company.  The Proprietary Information which I agree to maintain in confidence includes, but is not limited to, technical and business information relating to the Company’s inventions or products, research and development, finances, customers, marketing, future business plans, machines, equipment, services, systems, supply sources, cost of operations, business dealings, pricing methods, regulatory matters, software, contracts, contract performance, formulae, processes, business methods, and any information belonging to customers and suppliers of the Company which may have been disclosed to me as the result my being as an Employee of the Company.  My promise to maintain the confidentiality of the Proprietary Information will apply whether or not the Proprietary Information is in written or permanent form, whether or not is was developed by me or by others employed by the Company or was obtained by the Company from third parties, and whether or not the Proprietary Information has been identified by the Company as secret or confidential except as specifically agreed to in this agreement.

               6.  All records, reports, notes, compilations or other recorded matter, and any copies or reproductions thereof, that relate to the Company’s operations, activities, or business, which were made or received by me during the term of my employment (the “Company Materials”) are and shall continue forever to be the Company’s exclusive property, and I will keep the same at all times in the Company’s custody and subject to its control.  Upon termination of my employment or at the request of the Company before termination, I will deliver to the Company all written and tangible material in my possession incorporating the Work Product, the Proprietary Information and the Company Materials except as specifically agreed to in this agreement.

               7.  I agree to cooperate with the Company or its designees, both during and after the term of my employment, in procuring, maintaining and protecting the Company’s rights in the Work Product and the Proprietary Information, including without limitation patents and copyrights.  I will sign all papers which the Company deems necessary or desirable for the procurement, maintenance and protection of such rights.  I will keep and maintain adequate and current written records of all Work Product in the form of notes, sketches, drawings, or reports related to the Work product in the manner and form requested by the Company, and such records shall be and remain the property of the Company and be available to the Company at all times except as specifically agreed to in this agreement.

               8.  There is no other contract or duty on my part now in existence to assign Work Product or that is inconsistent with this Agreement.  I will not disclose or induce the Company to use or bring onto the Company’s premises any confidential information or material that I am now aware of or become aware of which belongs to anyone other than the Company.  During my employment by the Company, I will not accept or engage in any employment, consulting, or other activity (a) detrimental or incompatible with my obligations to the Company, including without limitation my obligations under this Agreement, or (b) in any business competitive with the Company’s business as it is presently conducted or as it may be conducted at any future time during my employment.

               9.  I acknowledge that my obligations and promises under this Agreement are of a unique and intellectual character, which gives them particular value.  A breach of any of the promises or agreements contained herein will result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law, and I agree that in addition to any other rights and remedies of the Company for such breach (including monetary damages, if appropriate), the Company is entitled to injunctive relieve and/or a decree for specific performance if I breach this Agreement.  All rights and remedies of the Company for a breach by me of this Agreement shall be cumulative and the exercise of any right or remedy by the Company will not preclude the exercise of another.

               10.  Unless there is a written employment agreement for a specified term in effect between the Company and I, the Company or I may terminate my employment at any time, with or without cause, however, such termination will not affect the Company’s rights or my obligations under this Agreement except as specifically defined in this agreement.  This Agreement represents the entire understanding between me and the Company as to the subject matter hereof.  This Agreement may not be modified or amended except in a written document signed by me and the Company.  This Agreement shall inure to the benefit of the Company’s successors and assigns and shall be binding on my heirs, administrators and legal representatives.

               11.  If the Company waives a breach by me of any provision of this Agreement, such waiver shall not operate or be construed as a waiver of any other or subsequent breach by me.  If any provision of this Agreement is held to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way.

               12.  I agree that my promises contained in this Agreement are a material inducement to the Company’s giving me employment, that the matters I have agreed to are fair and reasonable under the circumstances, that any Proprietary Information I receive during the course of my employment may affect the effective and successful conduct of the Company’s business and goodwill, and that the proprietary Information is provided to me in confidence due to my employment and my need to know such information in order to completely and competently perform my duties and obligations on behalf of the Company.

               13.  I agree that Article 6 - Miscellaneous of my Employment Agreement with the Company is incorporated herein by this reference

               14. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement presented on October 2, 2009,

By:

s/ Sam Talari

Sam Talari,

Chairman, OPTICON SYSTEMS, INC.

Accepted and Agreed To By:

/s/ Paul J. Aiello	October 2, 2009
Paul J. Aiello	Date

EXHIBIT “B”

Non-Solicitation and Non-Competition Agreement

              This Non-Solicitation and Non-Competition Agreement (“Agreement”) is made and entered into as of the date set forth below, by PAUL AIELLO  (“Employee”) in favor and for the benefit of OptiCon Systems, Inc., and its Subsidiaries, a Florida corporation (the “Company”).

RECITALS

              In order to induce the Company to enter into and perform that certain Employment Agreement dated as of even date herewith between the Company and Employee (the “Employment Agreement” and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee hereby agrees as follows:

               1.  Non-Solicitation; Non-Competition.  The period from the Start Date through the Termination Date, as defined in Section 2 of the Employment Agreement, plus one year after the Termination Date is defined for this Agreement as the “Non-Competition Period”.  During the Non-Competition Period, Employee shall not, without the Company’s prior written consent, directly or indirectly, (a) call on any person or entity who, at the time of such call, is a customer of the Company or any parent or subsidiary of the Company, with respect to the purchase of any goods or services which are, at the time, being offered by the Company or any parent or subsidiary of the Company or which are under development by the Company or any parent or subsidiary of the Company at the time of Employee’s employment, (b) solicit or induce or attempt to solicit or induce any customer of the Company or any parent or subsidiary of the Company to reduce, or take any action which would reduce, its business with the Company or any parent or subsidiary of the Company, (c) solicit or attempt to solicit any Employees of the Company or any parent or subsidiary of the Company to leave the employ of the Company or any parent or subsidiary of the Company, or (d) hire any Employees or former Employees of the Company or any parent or subsidiary of the Company or cause any entity with which Employee is affiliated or in which Employee owns an equity interest to hire any such Employees or former Employees except as specifically defined in this agreement.  As used herein, the term “former Employee” means a person who has been an Employee of the Company or any parent or subsidiary of the Company within the three month period prior to the date of determination. This agreement shall not be deemed valid or in effect, should the Employee be Terminated without Cause.

              2.  Notice of Subsequent Employment.  Employee agrees that during the Non-Competition Period Employee will keep the Company informed of the names and addresses of all persons, firms or corporations by or for whom he is employed from time to time, or for whom he acts as agent or consultant or in whom he may own any one percent (1%) or more equity interest; and Employee also agrees that if, during such time, he conducts any business on his own account or as a partner or co-venturer, he shall keep the Company informed of that fact and of the nature, names and addresses of such business as conducted from time to time.

               3.  Breach.  Employee agrees that a remedy at law for breach of the covenants contained herein would be inadequate, that the Company would suffer irreparable harm as a result of such breach and that in addition to any other rights and remedies of the Company for such breach, the Company shall be entitled to apply to a court of competent jurisdiction for temporary and permanent injunction or an order for specific performance of such covenants, and, if the Company prevails, to recover from Employee all costs of any such action brought by the Company, including without limitation reasonable attorneys’ fees and expenses.

               4.  Enforcement.  It is the desire and intent of Employee that the covenants of Employee contained herein shall be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought.  If any particular provision(s) of this Agreement shall be adjudicated to be invalid or unenforceable, such provision(s) shall be deemed amended to provide restrictions to the fullest extent permissible, consistent with applicable law and policies, and such amendment shall apply only with respect to the particular jurisdiction in which such adjudication is made.  If such deemed amendment is not allowed by the adjudicating body, the offending provision shall be deleted and the remainder of this Agreement shall not be affected.  This Agreement shall be in addition to and not in lieu of any other noncompetition or similar covenants of Employee entered into prior to or after the date hereof (unless otherwise provided in a written agreement signed by the Company).

              5.  Miscellaneous.

               5.1 Waiver.  The waiver of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or other provision hereof.

               5.2 Modification; Amendment.  Any modification or amendment to this Agreement must be in writing and signed by the Company and Employee.

               5.3 Notices.  All notices and other communications under this Agreement shall be in writing and shall be given as specified in Section 6.3 of the Employment Agreement.

              5.4 Headings.  The Section headings herein are intended for reference and shall not by themselves determine the construction or interpretation of this Agreement.

               5.5 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

               5.6 Severability.  Should a court or other body of competent jurisdiction determine that any provision of this Agreement is excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, and all other provisions of this Agreement shall be deemed valid and enforceable to the extent possible.

               5.7 Benefits of Agreement.  The provisions of this Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of Employee, and shall inure to the benefit of the Company and its successors and assigns.

               5.8 Remedies.  All rights and remedies of the Company hereunder shall be cumulative and the exercise of any right or remedy shall not preclude the exercise of another.

               5.9 Interpretation; Review.  Employee acknowledges that he has in fact reviewed and discussed this Agreement with his counsel and that he understands and voluntarily agrees to all of the terms hereof.

             IN WITNESS WHEREOF, the parties hereto have executed this Agreement presented on October 2, 2009,

By:

/s/ Sam Talari

Sam Talari,
Chairman, OPTICON SYSTEMS, INC.

Accepted and Agreed To By:

/s/ Paul J. Aiello	October 2, 2009
Paul J. Aiello	Date